Exhibit 99.2

NEWS RELEASE

CONTACT:	Jerry Sleve Vice President - Administration
Phone: Fax: Date:	(607) 936-3758 ext. 223 (607) 936-2844 March 13, 2009

FOR IMMEDIATE RELEASE

Corning Natural Gas Granted Franchise for the Town of Virgil

Corning, N.Y. (Friday, March 13, 2009) – At the regular Town of Virgil Council meeting, Thursday, March 12, 2009, the Council granted Corning Natural Gas (Corning) a franchise to pipe the town with natural gas.  Corning intends to file the franchise with the New York State Public Service Commission (NYSPSC) next week requesting expedited treatment.  The Company hopes to begin construction in late spring and complete phase I construction before the winter heating season.  Corning will be offering incentives to customers in the Town to convert to natural gas.  Corning has already signed a contract with PRIA (Greek Peak) to supply natural gas to the new hotel, water-park, ski resort and restaurant.  The Company has also acquired gas supply and financing for the project.  Mike German, President, stated, “We are delighted to be part of such an exciting project that will bring economic activity and jobs to upstate New York.”  The Company is already analyzing opportunities for new customers beyond the initial project.  Jerry Sleve, Vice President, said, “Corning Natural Gas is very appreciative to the Town of Virgil for the opportunity to service the area.  Virgil is similar, in many respects, to other rural towns and villages in New York which are served by Corning.”

Corning Natural Gas Corporation has more than a one-hundred year history as a local New York State public utility providing natural gas service to nearly 15,000 residential, commercial and industrial customers.
Learn more at www.corninggas.com

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